Exhibit 10.24

RELEASE AND SETTLEMENT AGREEMENT

This Release and Settlement Agreement (“Agreement”) is entered into effective as of February 23, 2010 (the “Effective Date”) by and between Argos Therapeutics, Inc., a Delaware corporation (the “Company”), and John Bonfiglio (“Employee”).

WHEREAS, Employee’s employment with the Company was involuntarily terminated on the Effective Date and Employee and the Company now desire to fully and finally settle and resolve all matters arising, directly or indirectly, out of Employee’s employment or the conclusion thereof according to the terms of this Agreement; and

WHEREAS, this Agreement provides Employee with valuable consideration to which Employee is not otherwise entitled, and as a partial inducement to the Company to grant such consideration, Employee and the Company have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and the payment of the monies hereinafter recited, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Employee’s employment with the Company was involuntarily terminated as of the Effective Date. Employee hereby waives all rights to reemployment or reinstatement from and after that date and Employee agrees that Employee will not reapply for employment with the Company.

2. (A) In accordance with the employment offer letter between Employee and the Company dated December 14, 2006, as amended on February 22, 2008, and in accordance with the agreement reached between Employee and the Company following the Effective Date, in consideration of

(a) the payment by the Company to Employee of $257,500.00, (less all applicable deductions) (the “Termination Payment”) (which shall be paid as set forth below);

(b) the Company’s agreement to pay the insurance premium to continue Employee’s health insurance through the Company-sponsored plan at the same average level and on the same terms and conditions which applied immediately prior to the date of the Employee’s termination through December 31, 2010 provided that Employee (i) first executes and does not revoke this Agreement and (ii) properly elects and maintains continued coverage under such plan and provided further that such benefits continue to be offered under the Company-sponsored plans (if such benefits are discontinued by the Company, Employee shall either (i) utilize the new benefit plan sponsored by the Company, or (ii) if no new benefit plan is sponsored by the Company or if Employee is not eligible for the new plan, then the Company shall pay Employee, on the first business day of each month, an amount equal to the amount the Company had previously been paying for such benefits during the term of this Agreement through December 31, 2010);

(c) the payment by the Company to the Employee of $5,463.90 (less all applicable deductions) (the “Benefits Payment”) (which shall be paid as set forth below) which amount represents the aggregate cost of the premiums for a ten month period for the Company-sponsored insurance benefits (other than health insurance) that Employee participated in immediately prior to the Effective Date including life insurance, accidental death & dismemberment insurance, long-term disability insurance, short-term disability insurance, supplemental disability insurance, and long-term care insurance;

(d) the Company’s transfer of ownership to the Employee of the cellular phone and computer the Company provided to Employee for his use during his employment (the “Equipment”) (which transfer shall be considered complete upon the Company’s execution of this Agreement provided that (i) Employee has first provided the Equipment to the Company so the Company may remove any Company property (as determined by the Company) from the Equipment, (ii) Employee agrees to pay all future charges associated with post-Effective Date use of the cellular phone, (iii) and Employee promptly causes the cellular phone bills to be registered in Employee’s name);

(e) the Company’s release of Employee on the terms and conditions stated in Section 2(B) below;

(f) the amendment of Employee’s stock options as set forth in Section 5 below; and

(g) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

Employee for Employee, Employee’s executors, heirs, administrators, assigns, and anyone claiming by, through, or under them, hereby irrevocably (except as specifically set forth below) and unconditionally releases and forever discharges the Company and each of its past, present, and future officers, directors, employees, stockholders, representatives, subsidiaries and affiliates (the “Releasees”) from any and all claims, demands, lawsuits, debts, defenses, actions or causes of action, obligations, damages, sums of money, loss of services, compensation, pain and suffering, attorneys’ fees, cost and expenses of suit, and liabilities whatsoever (“Employee Claims”), which Employee had, now has or may have, whether the same be at law, in equity, or mixed, whether known or unknown, suspected or unsuspected, now existing or which may arise hereafter, arising out of or related to, any matter, cause, or event which has happened, developed, or occurred before the execution of this Agreement, including without limitation, any and all suits in tort or contract, and any Employee Claims or suits relating to the breach of an oral or written contract, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, intentional and negligent infliction of emotional distress, negligence, promissory estoppel, invasion of privacy, libel, slander, breach of the covenant of good faith and fair dealing, any claims relating to or arising out of Employee’s right to purchase any shares of stock of the Company, including without limitation any claims for misrepresentation, fraud or securities fraud under any state or federal law, and Employee Claims arising out of, based on, or connected with Employee’s employment by the Company and the termination of that employment including any causes of action or Employee Claims for unlawful employment discrimination arising under or based on Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Americans with Disabilities Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the

National Labor Relations Act of 1935, as amended; the Family and Medical Leave Act of 1993, as amended; the Age Discrimination in Employment Act, as amended; the Older Workers Benefit Protection Act, as amended; Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act of 1963; Section 1985 of the Civil Rights Act of 1871; and any other local, state or federal equal employment opportunity law, public policy, order, or regulation affecting or relating to the claims or rights of employees, which Employee ever had, now has, or claims to have against the Company (including all officers, directors, partners, employees, stockholders, representatives, subsidiaries and affiliates thereof and all officers, directors, partners, employees, stockholders, representatives and affiliates of any affiliate or subsidiary thereof), except as otherwise prohibited by law or such rights, benefits, and claims of Employee which expressly accrue under and pursuant to this Agreement; provided that Employee and Company further agree that (i) Employee Claims pursuant to the Age Discrimination in Employment Act, as amended, which arise after the date of the execution of this Agreement shall not be released and (ii) Employee expressly retains the right to file a charge or complaint or participate in an investigation or procedure with the Equal Employment Opportunity Commission or equivalent deferral agency, but waives any and all right to receipt of damages resulting from any charge or complaint brought by Employee, the Equal Employment Opportunity Commission, equivalent deferral agency or anyone else. Employee further represents that Employee has no cause to believe any violation of any local, state or federal law has occurred with regard to Employee’s employment or separation from employment. Employee further admits that as of the date Employee receives Employee’s final pay check (including all wages and any accrued but unused vacation), Employee will have been paid by the Company for all time Employee worked for the Company. Employee further agrees not to institute any complaint, or lawsuit to challenge the validity of this Agreement or the circumstances surrounding its execution. It is expressly agreed and understood that the release contained herein is a GENERAL RELEASE. Employee agrees that the amount specified above as the consideration for the release granted in this Section 2 is valid consideration to which Employee is not otherwise entitled.

The Company will pay the Termination Payment in approximately equal installments over a ten month period in accordance with the current generally applicable payroll schedule of the Company, commencing on the first pay date after the eighth day after the date Employee delivers an executed copy of this Agreement to the Company and does not revoke it as set forth below. The Company will pay the Benefits Payment in a lump sum on the first pay date after the eighth day after the date Employee delivers an executed copy of this Agreement to the Company and does not revoke it as set forth below. Notwithstanding anything to the contrary, the Termination Payment shall be fully paid before the end of the second calendar year following the year in which Employee’s employment terminated.

(B) Subject to and effective upon the Company’s and Employee’s execution of this Agreement and except as set forth in this Section 2(B) below, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and anyone claiming by, through or under it or them, hereby irrevocably and unconditionally releases and forever discharges Employee, his executors, heirs, administrators, agents and assigns, from any and all claims, demands, lawsuits, debts, defenses, actions or causes of action, obligations, damages, sums of money, loss of services, attorneys’ fees, costs and expenses of suit and liabilities whatsoever which the Company had, now has or may have, whether with the same be at law, in equity, or mixed, whether known or unknown, suspected or unsuspected, now existing or which may arise hereafter, arising out of or related to any matter, cause or event which has happened, developed or occurred before the execution of this Agreement, including, without limitation, relating to Employee’s employment with the Company and termination of employment therefrom, including without limitation, any and all suits in tort or contract, which the Company ever had, now has or claims to have against the Employee, except such rights, benefits and claims (i) which expressly accrue or have accrued under and pursuant to this Agreement, the Confidentiality Agreement (as defined in Section 10 below) or the Investment Documents (as defined in Section 15 below); or (ii) which arise in connection with theft, disclosure or improper use of intellectual property, trade secrets, confidential information or proprietary information obtained during the course of Employee’s employment; or (iii) which arise in connection with fraud, embezzlement, theft, or violation of any criminal law. It is expressly agreed and stated that the release contained herein is a GENERAL RELEASE.

3. The Company hereby advises Employee to consult with an attorney prior to executing this Agreement. Employee is also advised that Employee has at least forty-five (45) days to consider the meaning and effect of this Agreement. If Employee elects to sign this Agreement and return it to the Company before forty-five (45) days have elapsed from the date Employee has received this Agreement, Employee acknowledges that any such election is a knowing and voluntary waiver of the right to take forty-five (45) days to consider this Agreement and that Employee has made this decision after receiving advice from legal counsel or after rejecting the Company’s recommendation that Employee obtain the advice of counsel. Employee further understands that Employee may revoke the releases granted by Employee in Section 2 of this Agreement relating to the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, (the “Preserved Claims”), for a period of seven (7) days following the date Employee executes this Agreement (the “Revocation Period”). This Agreement shall become effective and enforceable with respect to the Preserved Claims once the Revocation Period has expired without exercise by Employee of Employee’s rights described in this Section 3. If Employee shall exercise the revocation rights contemplated in this Section, Employee shall retain, and not release, Employee’s respective rights with respect to the Preserved Claims. Any revocation within the Revocation Period must be submitted in writing to the Company and shall state, “I, John Bonfiglio, hereby revoke my acceptance of the release by me of the Preserved Claims as described in our Agreement which I signed and dated on                  , 2010.” Any such revocation shall be delivered personally to the Company or sent to the Company by fax at (919) 287-6345 to the attention of the Human Resources Director, and received within seven (7) days of execution of this Agreement. If Employee elects to accept this Agreement, Employee must execute and return it to the Company on or before the date that is forty-five (45) calendar days from the day that Employee receives this Agreement. Employee acknowledges that the waivers and releases contained herein are made knowingly, consciously, and with full appreciation that Employee will be forever foreclosed from pursuing any of the rights so waived and released.

A list of the ages and job titles of the persons in the decisional unit who were and were not selected for termination and other applicable information is attached as an Exhibit to this Agreement. By signing below, Employee acknowledges that Employee received a copy of this information.

4. (A) Employee hereby represents and warrants to the Company that Employee is the sole and exclusive owner of the claims or causes of action being released by this Agreement, that Employee has not conveyed or assigned any interest in such claims or causes of action to any person or entity, and that such claims and causes of action have been fully and effectively released for all purposes. Employee further represents and warrants that Employee has no claims, lawsuits or actions pending in Employee’s own name or on behalf of any other person or entity against any of the Releasees and does not intend to bring any claims on behalf of Employee or any other person against any of the Releasees. Employee further represents and warrants that Employee will not participate or provide assistance to any person or entity who files a claim or intends to file a claim against the Company, unless ordered to do so by a court of competent jurisdiction or otherwise allowed by law.

(B) The Company hereby represents and warrants to Employee that the Company is the sole and exclusive owner of the claims or causes of action being released by this Agreement, that the Company has not conveyed or assigned any interest in such claims or causes of action to any person or entity, and that such claims and causes of action have been fully and effectively released for all purposes. The Company further represents and warrants that the Company has no claims, lawsuits or actions pending in its own name or on behalf of any other person or entity against the Employee and does not intend to bring any claims on behalf of itself or any other person against Employee. The Company further represents and warrants that the Company will not participate or provide assistance to any person or entity who files a claim or intends to file a claim against Employee, unless ordered to do so by a court of competent jurisdiction, otherwise allowed by law or the subject matter at issue pertains or relates to a matter not released pursuant to Section 2(B) above.

5. The Company and Employee acknowledge and agree that the Company has issued to the Employee options to purchase an aggregate of Eight Million, Eight Hundred Forty-Nine Thousand, Nine Hundred Twenty-Seven (8,849,927) shares of the common stock of the Company, Seven Million, Nine Hundred Twenty-Eight Thousand, Fifty-Nine (7,928,059) of which are fully vested as of the Effective Date (the “Options”). Employee acknowledges and agrees that the terms and conditions of the Options shall be as set forth in the agreements which are as follows: Incentive Stock Option Agreement Dated July 2, 2008; and Incentive Stock Option Agreement Dated December 11, 2008 (collectively the “Stock Option Agreements”). In accordance with Section 2(A)(f) above, the Stock Option Agreements are hereby amended to extend Employee’s post-termination exercise period stated in Section 3(c) of each respective Stock Option Agreement from 3 months from the Effective Date until December 31, 2010, subject to any limitations imposed under the Stock Option Agreements. Except as amended hereby, the Stock Option Agreements shall remain in full force and effect. Employee understands that the above amendment shall disqualify the Options from being treated as incentive stock options for tax purposes.

6. Employee acknowledges that Employee has read this Agreement and fully understands its meaning and intent, and has executed this Agreement knowingly and voluntarily, as a free and voluntary act, without duress, coercion, or undue influence exerted by or on behalf of any person or entity.

7. Neither the Company nor Employee shall be regarded as a prevailing party for any purpose, including, but not limited to, determining responsibility for or entitlement to attorneys’ fees or costs under any statute or otherwise. The Company and Employee expressly waive, as to each other, any and all claims for attorneys’ fees or costs.

8. This Agreement will not be used or construed by any person or entity as an admission of liability or finding or admission that any party’s rights were in any way violated by any other party and this Agreement may not be offered or received in evidence in any action or proceeding as an admission or concession of liability or wrongdoing on the part of any party.

9. Each of the Company and Employee will keep the terms of this Agreement strictly confidential and shall not disclose any information concerning the terms of this Agreement or provide a copy of the same to anyone except the party’s spouse (if applicable), legal or tax advisor, unless otherwise required by a court of competent jurisdiction. The Company shall be permitted to disclose information concerning this Agreement and provide a copy to persons under an obligation of confidentiality for business purposes it determines to be legitimate. If required by law to produce a copy or to make such disclosure, Employee will give the Company reasonable advance notice prior to such production or disclosure.

10. A. Except as required by law, Employee will not do or say anything that a reasonable person would expect at the time would have the effect of diminishing or constraining the goodwill and good reputation of the Company or the Releasees or the Company’s business, products or services. This obligation will include, but shall not be limited to refraining from making negative statements about the Releasees or the Company’s methods of doing business, the effectiveness of its business policies, or the quality of any of its services or personnel. This is a continuing obligation that shall survive this Agreement.

B. Except as required by law, the Company will not do or say anything that a reasonable person would expect at the time would have the effect of diminishing or constraining the good reputation of the Employee. This obligation will include, but shall not be limited to refraining from making negative statements about the Employee. This is a continuing obligation that shall survive this Agreement.

11. Employee hereby acknowledges and agrees that Employee will continue to be bound by the terms of the Confidentiality, Inventions, Non-Solicitation and Non-Competition Agreement between Employee and the Company dated December 19, 2006 (the “Confidentiality Agreement”), which terms are in full force and effect and will survive Employee’s termination of employment with the Company.

12. Employee agrees upon request to cooperate with and provide reasonable assistance to the Company and the Releasees and their legal counsel in connection with any litigation (including without limitation arbitration or administrative hearings) or investigations affecting the Company or the Releasees, in which Employee’s assistance or cooperation is needed as determined by the Company or its legal counsel. Employee further agrees that, in the event Employee is subpoenaed by any person or entity (including without limitation any government agency) to give testimony which in any way relates to Employee’s employment by the Company or with respect to any relationship with the Releasees, Employee will give prompt notice of such request to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

13. Except for the Equipment specified in Section 2(A)(d) above, Employee will return all property of the Company to the Company wherever located on or before February 26, 2010, unless extended at the Company’s discretion, including, without limitation, all reports, files, memoranda, records, computer hardware and software, laptop computer and accessories, credit cards, telephone calling cards, card-key passes, identification badges, door, file, vehicle and other keys, computer access codes, disks and instructional manuals, calculators, cellular telephones, and other physical or personal property which have been provided for Employee’s use in connection with Employee’s employment with the Company. Notwithstanding anything to the contrary, the Company’s obligation to provide Employee with the consideration specified in this Agreement shall be contingent upon Employee returning all Company property on or before the above date.

14. This Agreement shall be binding upon and inure to the benefit of each of the Company and Employee and their respective predecessors, successors, assigns, heirs, executors, and administrators. Employee shall not assign this Agreement or delegate Employee’s obligations hereunder without the prior written consent of the Company.

15. The Company and Employee acknowledge that this Agreement is intended to be a binding contract between them and shall not be modified except by writing signed by each of the Company and Employee. Employee acknowledges that Employee has not relied on any representation or statement by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys regarding the subject matter, basis or effect of this Agreement. The Company and Employee acknowledge that this Agreement, the Stock Option Agreements and the Confidentiality Agreement contain and comprise the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior oral and written agreements and understandings, and that there are no agreements or understandings other than those contained herein and therein, except for any issued and outstanding stock option agreements between the Company and Employee. For clarity, nothing in this Agreement is intended to affect the investment documents to which Employee is a party including without limitation (a) that certain Series C Preferred Stock Purchase Agreement dated March 31, 2008, as amended by the First Amendment and Agreement to Join as a Party to Series C Preferred Stock Purchase Agreement dated April 22, 2008, (b) that certain Third Amended and Restated Stockholders’ Agreement dated March 31, 2008, as amended by the First Amendment and Agreement to Join as a Party to Third Amended and Restated Stockholders’ Agreement dated April 22, 2008 and (c) that certain Second Amended and Restated Registration Rights Agreement dated March 31, 2008, as amended by the First Amendment and Agreement to Join as a Party to Second Amended and Restated Registration Rights Agreement dated April 22, 2008 (collectively, the “Investment Documents”). The Investment Documents shall continue in full force and effect.

16. Each of the parties acknowledges and recognizes that a violation of this Agreement and its covenants will cause irreparable damage to the other party and that the other party will have no adequate remedy at law for such violation. Accordingly, each of the parties agrees that the other party will be entitled, as a matter of right, to an injunction from any court of competent jurisdiction restraining any further violation of the Agreement or covenant. This right to injunctive relief will be cumulative and in addition to whatever remedies the parties may otherwise have at law.

17. The parties agree that the Company’s past, present, and future officers, directors, agents, stockholders, debt holders, employees, and representatives are each beneficiaries of this Agreement, and may rely on it directly for enforcement of the release set forth in Section 2 and the other benefits contained herein.

18. If one or more of the provisions, or portions thereof, of this Agreement are determined to be illegal or unenforceable, such provision, or portion thereof, shall be modified to the extent necessary to be valid or enforceable. Such modification shall not affect the enforceability of any remaining provisions. To the extent that it is determined that the provisions, or portions thereof, cannot be modified, the Agreement will be read as though the same were deleted, the remainder of this Agreement will not be affected by that determination and each remaining provision, or portion thereof, will continue to be valid and effective and will be enforceable to the fullest extent permitted by law.

19. This Agreement is made and entered into in the State of North Carolina and shall be governed by and construed in accordance with the laws of the State of North Carolina, except with regard to the conflict of laws rules of such State.

20. All payments to Employee hereunder shall be treated as separate to the fullest extent permitted by law. Employee’s rights to payments hereunder are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution. Deferral or acceleration of any payment hereunder is strictly prohibited unless specifically permitted by Internal Revenue Code Section 409A and the regulations thereunder.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this RELEASE AND SETTLEMENT AGREEMENT as of the date below, to be effective as of the Effective Date.

EMPLOYEE:

Signature:	/s/ John Bonfiglio 4/5/10
John Bonfiglio

ARGOS THERAPEUTICS, INC.

By:	/s/ Jeff Abbey
Printed Name:	Jeff Abbey
Its:	President & CEO 4/18/10

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